Exhibit 4.11.1

CHESAPEAKE ENERGY CORPORATION

and

the Subsidiary Guarantors named herein

6.5% SENIOR NOTES DUE 2017

FIFTH SUPPLEMENTAL INDENTURE

DATED AS OF OCTOBER 18, 2006

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as Trustee

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of October 18, 2006, is among Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), each of the parties identified under the caption “Subsidiary Guarantors” on the signature page hereto (the “Subsidiary Guarantors”) and The Bank of New York Trust Company, N.A., as Trustee.

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors a party thereto and the Trustee entered into an Indenture, dated as of August 16, 2005, as supplemented prior to the date hereof (the “Indenture”), pursuant to which the Company has originally issued $600,000,000 in principal amount of 6.5% Senior Notes due 2017 (the “Notes”); and

WHEREAS, Section 9.01(3) of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture without notice to or consent of any Holder to reflect the release of any Subsidiary Guarantor as provided for in the Indenture; and

WHEREAS, the Company has taken all actions required to effect the release, pursuant to Sections 10.02 and 10.04 of the Indenture, of Hodges Holding Company, Inc. (“Hodges Holding”), an Oklahoma corporation, Hodges Oilfield Company (“Hodges Oilfield”), an Oklahoma corporation, and Nomac 100 Corp. (“Nomac 100”), an Oklahoma corporation as Subsidiary Guarantors.

WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Company, of the Subsidiary Guarantors and of the Trustee necessary to make this Fifth Supplemental Indenture a valid instrument legally binding on the Company, the Subsidiary Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Subsidiary Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This Fifth Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Fifth Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Subsidiary Guarantors and the Trustee.

ARTICLE 2

Section 2.01. As a result of the merger of Hodges Holding and Hodges Oilfield, with and into Hodges Trucking Company, L.L.C, an Oklahoma limited liability company (“Hodges Trucking”), which constitutes a merger with a Subsidiary Guarantor under Section 10.02(a) of the Indenture, Hodges Holding and Hodges Oilfield, shall for all purposes be released as Subsidiary Guarantors from all Guarantees and related obligations in the Indenture, pursuant to Section 10.04 of the Indenture. The notation on the Securities relating to the Guarantee shall be deemed to exclude the names of Hodges Holding and Hodges Oilfield and the signatures of Officers of Hodges Holding and Hodges Oilfield.

Section 2.02. As the surviving entity in its merger with Hodges Holding and Hodges Oilfield and as a Subsidiary Guarantor, Hodges Trucking hereby agrees to assume all of the obligations of Hodges Holding and Hodges Oilfield.

Section 2.03. As a result of the merger of Nomac 100, with and into Nomac Drilling Corporation, an Oklahoma corporation (“Nomac Drilling”), which constitutes a merger with a Subsidiary Guarantor under Section 10.02(a) of the Indenture, Nomac 100, shall for all purposes be released as a Subsidiary Guarantor from all Guarantees and related obligations in the Indenture, pursuant to Section 10.04 of the Indenture. The notation on the Securities relating to the Guarantee shall be deemed to exclude the name of Nomac 100 and the signature of an Officer of Nomac 100.

Section 2.04. As the surviving entity in its merger with Nomac 100 and as a Subsidiary Guarantor, Nomac Drilling hereby agrees to assume all of the obligations of Nomac 100.

ARTICLE 3

Section 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

Section 3.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Fifth Supplemental Indenture. This Fifth Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 3.03. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS FIFTH SUPPLEMENTAL INDENTURE.

Section 3.04. The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, all as of the date first written above.

/s/ Martha A. Burger
Martha A. Burger

Treasurer and Senior Vice President - Human Resources of the Company and of the Subsidiaries listed below:

Corporate Subsidiaries:

CHESAPEAKE EAGLE CANADA CORP.
CHESAPEAKE ENERGY LOUISIANA CORPORATION
CHESAPEAKE SOUTH TEXAS CORP.
NOMAC DRILLING CORPORATION

CHESAPEAKE OPERATING, INC.,
On behalf of itself and, as general partner, the following limited partnerships:

CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
CHESAPEAKE LOUISIANA, L.P.
CHESAPEAKE SIGMA, L.P.

CHESAPEAKE ENERGY MARKETING, INC.,
On behalf of itself and, as general partner, the following limited partnerships:

MIDCON COMPRESSION, L.P.

Limited Liability Company Subsidiaries:

CARMEN ACQUISITION, L.L.C.
CHESAPEAKE ACQUISITION, L.L.C.
CHESAPEAKE APPALACHIA, L.L.C.
CHESAPEAKE LAND COMPANY, L.L.C.
CHESAPEAKE ORC, L.L.C.
CHESAPEAKE ROYALTY, L.L.C.
GOTHIC PRODUCTION, L.L.C.
HAWG HAULING & DISPOSAL, L.L.C.
HODGES TRUCKING COMPANY, L.L.C.
MAYFIELD PROCESSING, L.L.C.

MC MINERAL COMPANY, L.L.C.
W.W. REALTY, L.L.C.

TRUSTEE:

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ Linda Garcia
Name:	Linda Garcia
Title:	Assistant Vice President